Exhibit 99.1

News Release

Hi-Crush Partners LP Announces Acquisition of Augusta Facility and Provides Updated Guidance for First Quarter

Houston, Texas – April 8, 2014 - Hi-Crush Partners LP (NYSE: HCLP) (“Hi-Crush” or the “Partnership”) announced today that it has entered into a contribution agreement with Hi-Crush Proppants LLC (the “Sponsor”) to acquire certain equity interests in Hi-Crush Augusta LLC (“Augusta”), the entity that owns the Sponsor’s raw frac sand processing facility located in Augusta, Wisconsin. As previously announced, Hi-Crush acquired a preferred interest in Augusta on January 31, 2013.

“We are delighted to announce this acquisition, which we expect to be immediately accretive,” said Robert E. Rasmus, Co-Chief Executive Officer of Hi-Crush. “With this transaction, we will double the Partnership’s production capacity to 3.2 million tons per year. The Augusta plant has a current capacity of 1.6 million tons of coarse Northern White frac sand per year. Beyond that, we have the capability to expand the Augusta plant by an additional 800,000 tons per year and have started the process to obtain the permits required for this expansion. The expansion will bring total rated capacity at the Partnership to 4 million tons per year. We expect the expanded capacity to come on-line in the second half of 2014.”

Under the terms of the transaction, the Partnership will pay cash consideration of $224.25 million. At the closing of the acquisition, the Partnership’s preferred equity interest in Augusta (currently providing $3.75 million in distributions per quarter) will be converted into common equity interests in Augusta, and the Partnership will own 98% of Augusta’s common equity interests. “We expect that the acquisition of common equity interests in Augusta will contribute more than $30 million of incremental annual EBITDA to the Partnership, before any expansion to the Augusta plant,” said Mr. Rasmus. The acquisition is expected to close by mid-May 2014, subject to regulatory approvals and other closing conditions. In connection with the acquisition, Hi-Crush expects to refinance its existing revolving credit facility.

Barclays acted as financial advisor to Hi-Crush Proppants LLC. Evercore Partners advised the Conflicts Committee, comprised entirely of independent directors of the Board of Directors of the general partner of the Partnership, which unanimously approved the transaction.

“We have reached a new stage of growth in the industry,” said James M. Whipkey, Co-Chief Executive Officer of Hi-Crush. “Our sand and services are in high demand and we are focused on serving our customers’ increasing needs. Beyond the Augusta acquisition, our Sponsor is currently constructing a new 1.6 million ton production facility near Whitehall, Wisconsin, which is scheduled to commence operations this summer. Upon receipt of the necessary permits, the Whitehall facility has the capability of being expanded by over one million tons per year to a total rated capacity of over 2.6 million tons per year.”

First Quarter Updated Guidance

The Partnership also provided updated guidance for its first quarter 2014 results. First quarter earnings before interest, taxes, depreciation and amortization (“EBITDA”) are expected to be in the range of $18.8 million to $19.5 million. EBITDA was negatively impacted by reduced sales volumes, primarily in the month of January. The severe winter weather impacted sales volumes as rail service provided to Hi-Crush’s facilities experienced delays and therefore reduced deliveries to customers under Hi-Crush’s long-term contracts. In addition, some well completion activity was reduced, negatively impacting sales volumes at destination terminals. The combined impact reduced overall sales volumes by approximately 90,000 tons in January. Sales volumes rebounded in February and March as well completion activity returned to robust levels and rail service was restored to normal operating activity. Sales volumes for the first quarter totaled 632,763 tons, versus 588,471 tons for the fourth quarter of 2013.

The Partnership plans to update 2014 full year distribution and financial guidance on the first quarter earnings call.

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under Item 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2013 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: whether we are able to complete the Augusta acquisition; the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. While we believe these non-GAAP financial measures are useful in evaluating the Partnership, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

The following table sets forth a reconciliation of the range of net income for the three months ended March 31, 2014, the most directly comparable GAAP financial measure, to EBITDA.

	Three Months Ended March 31, 2014
(unaudited; dollars in millions)	Low	High
Net income	$13.9	$14.6
Total interest expense	$1.4	$1.4
Total depreciation, depletion and amortization expense	$3.5	$3.5

EBITDA	$18.8	$19.5

This press release also contains a forward-looking estimate of incremental annual EBITDA projected to be generated by the Partnership as a result of the acquisition of common equity interests in Augusta. A reconciliation to net income is not provided because GAAP interest expense and depreciation, depletion and amortization expense (“DD&A”) are not accessible on a forward-looking basis. In connection with the closing of the acquisition, we intend to enter into a new senior secured term loan facility, the interest rate under which is not presently known. In addition, DD&A expense will vary based on actual levels of production at Augusta. The amount of interest expense and DD&A could be significant, such that net income could vary substantially from the projected incremental EBITDA.

Investor Contact:

Investor Relations

ir@hicrushpartners.com

(713) 960-4811

Source: Hi-Crush Partners LP